Exhibit 99.1

Erie Indemnity Reports Third Quarter 2011 Results

3Q 2011 Highlights

Indemnity Shareholder Interest:

•	Net income attributable to Indemnity per share-diluted was $0.87 per share in the third quarter of 2011 compared to net income per share-diluted of $0.94 per share in the third quarter of 2010. The third quarter 2010 net income amount includes $0.13 per share related to operations sold to the Exchange.

•	Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $0.93 per share in the third quarter of 2011 compared to $0.89 per share in the third quarter of 2010. The third quarter 2010 operating income amount includes $0.12 per share related to operations sold to the Exchange.

•	Gross margin from management operations was 21.7 percent in the third quarter of 2011 compared to 21.1 percent in the third quarter of 2010.

•	Indemnity’s investment operations pretax income totaled $5 million for the third quarter of 2011 compared to $20 million for the third quarter of 2010.

Erie, Pa., November 3, 2011 – Erie Indemnity Company (NASDAQ: ERIE) today announced third quarter 2011 earnings of $47 million, compared to earnings of $54 million in the third quarter of 2010. Operating income was $51 million in both the third quarters of 2011 and 2010.

Note: The accompanying consolidated financial statements of Erie Indemnity Company (“Indemnity”) reflect the consolidated results of Indemnity and the Erie Insurance Exchange (“Exchange”), which we refer to collectively as the “Erie Insurance Group.”

Indemnity or Indemnity shareholder interest refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. The Exchange refers to the noncontrolling interest held for the interest of the subscribers (policyholders) and includes its interest in its property and casualty subsidiaries and Erie Family Life Insurance Company (“EFL”).

The following table shows the consolidated results of the Erie Insurance Group by operating segment:

Results of the Erie Insurance Group’s Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10

Management operations	$62	$58	$-	$-	$(54)	$(49)	$8	$9
Property and casualty insurance operations	—	1	(80)	11	57	52	(23)	64
Life insurance operations	—	3	13	13	0	0	13	16
Investment operations	5	20	(305)	299	(3)	(3)	(303)	316

Income (loss) from operations before income taxes and noncontrolling interest	67	82	(372)	323	—	—	(305)	405
Provision for income taxes	20	28	(145)	102	—	—	(125)	130

Net income (loss)	$47	$54	$(227)	$221	$-	$-	$(180)	$275

The following sections highlight and discuss the results of management operations, property and casualty insurance operations, life insurance operations and investment operations related to the Indemnity shareholder interest.

Management Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10

Management fee revenue, net	$280	$266	$—	$—	$(280)	$(266)	$—	$—
Service agreement revenue	8	9	—	—	—	—	8	9

Total revenue from management operations	288	275	—	—	(280)	(266)	8	9
Cost of management operations	226	217	—	-	(226)	(217)	-	-

Income from management operations before taxes	$62	$58	$—	$-	$(54)	$(49)	$8	$9

Gross margin	21.7%	21.1%

•	The management fee rate was 25 percent for both the third quarters of 2011 and 2010. Direct written premiums of the property and casualty insurance operations, upon which the management fee is calculated, increased 5.4 percent in the third quarter of 2011, due to a 2.6 percent increase in policies in force and increases in average premium. The year-over-year average premium per policy for all lines of business increased 2.9 percent at September 30, 2011, compared to an increase of 0.4 percent at September 30, 2010.

•	The cost of management operations increased to $226 million in the third quarter 2011 from $217 million in the third quarter of 2010. Third quarter 2011 commissions increased $2 million compared to the third quarter of 2010, while third quarter 2011 non-commission expense increased $7 million. The increase in non-commission expense was primarily due to increases in personnel costs of $2 million, professional fees of $3 million and software expenses of $2 million.

Property and Casualty Insurance Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10

Net premiums earned	$—	$55	$1,045	$935	$-	$-	$1,045	$990

Losses and loss expenses	—	38	823	652	(1)	(1)	822	689
Policy acquisition and other underwriting expenses	—	16	302	272	(56)	(51)	246	237

Total losses and expenses	—	54	1,125	924	(57)	(52)	1,068	926

Income (loss) from property and casualty insurance operations before taxes	$—	$1	$(80)	$11	$57	$52	$(23)	$64

Combined ratio	—	98.7%	107.7%	98.7%

•	Prior to and through December 31, 2010, the underwriting results retained by Erie Insurance Company (“EIC”) and Erie Insurance Company of New York (“ENY”) accrued to the Indemnity shareholder interest. Due to the sale of Indemnity’s property and casualty subsidiaries to the Exchange on December 31, 2010, all property and casualty underwriting results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest, beginning in the first quarter of 2011.

•	Beginning late in the first quarter and continuing through the third quarter of 2011, many of the Exchange’s operating territories experienced severe weather events. For the third quarter of 2011, the Exchange’s GAAP (U.S. generally accepted accounting principles) combined ratio totaled 107.7 and included 16.7 points, or $174 million of catastrophe related losses. These losses did not impact Indemnity’s financial results.

Life Insurance Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10

Total revenue	$—	$10	$46	$33	$0	$(1)	$46	$42
Total benefits and expenses	—	7	33	20	0	(1)	33	26

Income from life insurance operations before taxes	$—	$3	$13	$13	$0	$0	$13	$16

•	Prior to and through March 31, 2011, Indemnity retained a 21.6 percent ownership interest in EFL which accrued to the Indemnity shareholder interest. Due to the sale of Indemnity’s ownership interest in EFL to the Exchange on March 31, 2011, all life insurance results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest, beginning in the second quarter of 2011.

Investment Operations
	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10	3Q’11	3Q’10

Net investment income	$4	$10	$83	$79	$(3)	$(3)	$84	$86
Net realized (losses) gains on investments	(6)	5	(421)	197	—	—	(427)	202
Net impairment losses recognized in earnings	0	0	0	0	—	—	0	0
Equity in earnings of limited partnerships	7	5	33	23	—	—	40	28
Income (loss) from investment operations before taxes	$5	$20	$(305)	$299	$(3)	$(3)	$(303)	$316

•	Net investment income, which primarily includes interest and dividends on bonds and stocks, decreased $6 million in the third quarter of 2011. The third quarter of 2010 includes $6 million of net investment income from EIC, ENY and Erie Insurance Property & Casualty Company which were sold to the Exchange on December 31, 2010.

•	Net realized losses on investments totaled $6 million in the third quarter of 2011 compared to gains of $5 million recorded in the third quarter of 2010. The realized losses generated in the third quarter of 2011 were primarily due to decreases in the valuation on the common stock portfolio.

•	Equity in earnings of limited partnerships increased $2 million in the third quarter of 2011, driven by improved performance in the mezzanine debt and private equity sectors compared to the third quarter of 2010.

Nine-Month 2011 Results

Net income attributable to Indemnity per share-diluted was $2.59 per share for the nine months ended September 30, 2011, compared to $2.62 per share for the nine months ended September 30, 2010. The net income for 2011 and 2010 includes $0.02 and $0.33 per share, respectively, related to operations sold to the Exchange.

Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $2.57 per share in the first nine months of 2011, compared to $2.55 in the first nine months of 2010. The 2011 and 2010 operating income amounts include $0.02 and $0.29 per share, respectively, related to operations sold to the Exchange.

Share Repurchase Program

In the third quarter of 2011, we repurchased 0.6 million shares of our outstanding Class A nonvoting common stock at a total cost of $42 million in conjunction with our current stock repurchase program. For the year through October 20, 2011, shares repurchased under this program totaled 2.0 million at a total cost of $141 million. In December 2010, our Board of Directors approved a continuation of the current stock repurchase program for a total of $150 million. As of October 20, 2011, we had approximately $5 million in repurchase authority remaining under the program. Additionally, on October 26, 2011, our Board of Directors approved a continuation of the current stock repurchase program for a total of $150 million, with no time limitation. This repurchase authority includes, and is not in addition to, any unspent amounts remaining under the prior authorization.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 12th largest automobile and homeowners insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.3 million policies in force and operates in 11 states and the District of Columbia.  Erie Insurance Group is a FORTUNE 500 company.
Erie Insurance is proud to be named a J.D. Power and Associates’ 2011 Customer Service Champion and is only one of 40 companies so named in the U.S.  Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies.  The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2006-2010).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

***

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain the uninterrupted operations of our business, including our information technology system;

•	factors affecting the quality and liquidity of our investment portfolio;

•	credit risk from the Exchange;

•	ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigations against us.

Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence on the independent agency system;

•	ability to maintain our reputation for superior customer service;

•	factors affecting price competition;

•	government regulation of the insurance industry, including approval of rate increases and rating factors such as credit and prior experience, and required processes related to underwriting and claims handling;

•	the uncertain role of the Federal Government, and the ongoing role of the States, in regulating the property/casualty or life insurance industries;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism;

•	ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of our investment portfolio;

•	ability to meet liquidity needs and access capital;

•	ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigations against us; and

•	dependency on service provided by Indemnity.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.